Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to the Russell 2000® Index due March 4, 2013	$3,000,000	$343.80

(1)

The total filing fee of $343.80 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 164 dated January 25, 2012 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities Contingent Fixed Return And Fixed Percentage Buffered Downside Protection

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

■  Linked to the Russell 2000® Index

■   Contingent fixed return of 5.5% of the original offering price per note so long as the ending level has not declined by more than 20% from the starting level

■  1-to-1 downside exposure to decreases in the level of the Russell 2000 Index in excess of 20%, mitigated by the downside payment amount of 5.5% of the original offering price per note

■   No periodic interest payments

■   May receive less, and possibly 74.5% less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-10.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	—	100.00%
Total	$3,000,000	—	$3,000,000

(1)

The original offering price specified above includes structuring and development costs and offering expenses. The structuring and development costs total approximately $0.86 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Investment Description

The Notes Linked to the Russell 2000® Index due March 4, 2013 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a contingent fixed return of 5.5% so long as the ending level of the Russell 2000 Index (the “Index”) does not decline by more than 20% from the starting level, and (ii) 1-to-1 exposure to decreases in the level of the Index if and to the extent the ending level declines by more than 20% from the starting level, mitigated by the downside payment amount of 5.5% of the original offering price per note, in each case subject to the credit risk of Wells Fargo. If the ending level declines by more than 25.5% from the starting level, you will receive less, and possibly 74.5% less, than the original offering price of your notes.

The Index is an equity index that is designed to track the performance of the small capitalization segment of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Investor Considerations

We have designed the notes for investors who:

¡

seek a fixed return in the event that the ending level increases or decreases moderately from the starting level and desire to protect against a decline of up to 20% in the Index and partially mitigate any decline greater than 20% in the Index by:

☐	receiving a contingent fixed return of 5.5% of the original offering price per note so long as the ending level of the Index does not decline by more than 20% from the starting level; and

☐	mitigating any decrease in the Index greater than 20% through the operation of the 20% buffer and the downside payment amount of 5.5%;

¡	understand that if any decline in the ending level is more than 25.5% of the starting level, they will receive less, and possibly 74.5% less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the level of the Index to decrease by more than 20% from its starting level;

¡	seek a greater contingent fixed return;

¡	seek exposure to the upside performance of the Index;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept exposure to the equity markets;

¡	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

“Russell 2000®” is a trademark of Russell Investment Group (“Russell”) and has been licensed for use by us. The notes, based on the performance of the Russell 2000 Index, are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the notes.

PRS-3

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Terms of the Notes

Market Measure:	Russell 2000 Index (the “Index”)

Pricing Date:	January 25, 2012

Issue Date:	February 1, 2012

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

• If the ending level is greater than or equal to the threshold level: the original offering price per note plus the contingent fixed return; or

Redemption Amount:	• If the ending level is less than the threshold level: the original offering price per note minus:

[	original offering price per note x	threshold level – ending level starting level	]

plus the downside payment amount If the ending level is less than the starting level by more than 25.5%, you will receive less, and possibly 74.5% less, than the original offering price of your notes.

Stated Maturity Date:	March 4, 2013. If a market disruption event has occurred or is continuing on the calculation day, the stated maturity date will be postponed until the later of (i) March 4, 2013 and (ii) three business days after the ending level is determined. The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date.

No Interest Payments:	There will be no payment of interest, periodic or otherwise, on the notes.

Starting Level:	795.64, the closing level of the Index on the pricing date. The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

Ending Level:	The “ending level” will be the closing level of the Index on the calculation day.

Contingent Fixed Return:	The “contingent fixed return” is 5.5% of the original offering price per note ($55 per $1,000 note) so long as the ending level is equal to or greater than the threshold level. References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

PRS-4

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Terms of the Notes (Continued)

Threshold Level:	636.51, which is equal to 80% of the starting level.

Downside Payment Amount:	The “downside payment amount” is 5.5% of the original offering price per note ($55 per $1,000 note).

Calculation Day:	February 25, 2013 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event. A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges (as defined below) with respect to the securities underlying the Index are open for trading for their respective regular trading sessions and (ii) the exchanges on which futures or options contracts related to the Index or the successor thereto, if applicable, are traded, are open for trading for their respective regular trading sessions.

Calculation Agent:

Wells Fargo Securities, LLC, one of our subsidiaries, will act as the calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

• determine whether a market disruption event has occurred;

• determine the ending level under certain circumstances;

• determine if adjustments are required to the closing level of the Index under various circumstances; and

• if publication of the Index is discontinued, select a successor index or if no successor index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Events of Default and Acceleration:	In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration will be equal to the redemption amount, calculated as provided herein. The redemption amount will be calculated as though the date of acceleration were the calculation day.

No Listing:	The notes will not be listed on any securities exchange or automated quotation system.

PRS-5

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Terms of the Notes (Continued)

Market Disruption Events:

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)   A material suspension or material limitation of trading in the securities which then comprise 20% or more of the level of the Index or any successor equity index (as defined below) has been imposed by the relevant exchanges on which those securities are traded, at any time during the one-hour period preceding the close of trading on such day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)   A material suspension or material limitation of trading has occurred on that day, in each case during the one-hour period preceding the close of trading in options or futures contracts related to the Index or any successor equity index, on the primary exchange or quotation system on which those options or futures contracts are traded, whether by reason of movements in price exceeding levels permitted by the exchange, the quotation system or otherwise.

(C)   Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the level of the Index or any successor equity index, at any time during the one-hour period that ends at the close of trading on that day.

(D)   Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the Index or any successor equity index on the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on that day.

(E)   The closure of the relevant exchanges on which the securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or the primary exchange or quotation system on which futures or options contracts relating to the Index or any successor equity index are traded prior to its scheduled close of trading unless the earlier closing time is announced by the relevant exchanges, the primary exchange or the quotation system, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges, the primary exchange or the quotation system, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchanges, the primary exchange or the quotation system, as applicable, for execution at the close of trading on that day.

PRS-6

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Terms of the Notes (Continued)

For purposes of determining whether a market disruption event has occurred:

(1)    the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of such equity index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)    “close of trading” means in respect of any relevant exchange, primary exchange or quotation system, the scheduled weekday closing time on a day on which such relevant exchange, primary exchange or quotation system is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside the regular trading session hours; and

(3)    “relevant exchange” for any security (or any combination thereof then underlying the Index or any successor equity index) means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

If a market disruption event occurs or is continuing on the calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the eighth scheduled trading day after the scheduled calculation day, that eighth scheduled trading day shall be deemed the calculation day. If the calculation day has been postponed eight scheduled trading days after the scheduled calculation day and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing on such eighth scheduled trading day, the calculation agent will determine the closing level of the Index on such eighth scheduled trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if such date is not a trading day or a market disruption event has occurred, its good faith estimate of the closing price that would have prevailed for such securities) on such date of each security most recently included in the Index. As used herein, “closing price” means, with respect to any security on any date, the last reported sales price regular way on such date or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way on such date, in either case on the primary organized exchange or trading system on which such security is then listed or admitted to trading.

PRS-7

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Terms of the Notes (Continued)

Adjustments to the Index:	If at any time a sponsor or publisher of the Index (the “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an equity index comparable to the Index as if those changes or modifications had not been made, and calculate the level of the Index with reference to the Index, as so adjusted. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index:

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and us, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the ending level as described above. Upon any selection by the calculation agent of a successor equity index, we will cause notice to be given to holders of the notes.

In the event that the index sponsor discontinues publication of the Index and the calculation agent does not select a successor equity index, the calculation agent will compute a substitute level for the Index in accordance with the procedures last used to calculate the Index before any discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or level will be used as a substitute for that equity index for all purposes, including the purpose of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the notes.

PRS-8

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Terms of the Notes (Continued)

Material Tax Consequences:

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Index. If your notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service (the “IRS”)), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale, exchange or maturity of your notes and the amount you paid for them. Such gain or loss should generally be long-term capital gain if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PRS-30.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes.

Supplemental Plan of Distribution:	The notes may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan. See “Plan of Distribution” in the prospectus supplement for additional selling restrictions.

Denominations:	$1,000 and any integral multiple of $1,000

CUSIP:	94986RGW5

PRS-9

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

If The Ending Level Is Less Than The Starting Level By More Than 25.5%, You Will Receive Less And Possibly 74.5% Less, Than The Original Offering Price Of Your Notes.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index in excess of the threshold level (expressed as a percentage of the starting level) as mitigated by the downside payment amount of 5.5% of the original offering price per note or $55 per $1,000 note. As a result, if the ending level is less than the starting level by more than 25.5%, you will receive less, and possibly 74.5% less, than the original offering price per note even if the value of the Index is greater than or equal to the threshold level at certain times during the term of the notes.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments, including a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike traditional interest-bearing debt securities, the notes do not guarantee the return of a principal amount on the stated maturity date.

Your Return Will Be Limited By The Contingent Fixed Return And May Not Reflect The Return On A Direct Investment In The Index.

Even if the ending level is greater than the starting level, the amount you receive at stated maturity will only be equal to the original offering price plus the contingent fixed return. As a result, the opportunity to participate in the possible increases in the level of the Index through an investment in the notes will be limited because the redemption amount will not exceed the original offering price plus the contingent fixed return.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

No Periodic Interest Will Be Paid On The Notes.

No periodic payments of interest will be made on the notes. However, because it is possible that the notes may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your notes. See “United States Federal Income Tax Considerations.”

PRS-10

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Risk Factors (Continued)

The Inclusion Of Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the contingent fixed return and by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Index Performance. The value of the notes prior to maturity will depend substantially on the level of the Index. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above the threshold level.

•

Contingent Fixed Return. The value of the notes prior to the stated maturity date will be affected by the contingent fixed return as we do not anticipate that the notes will trade in the secondary market above the original offering price plus the contingent fixed return.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Index changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the securities included in the Index and the level of the Index at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the level of the Index during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the level of the Index at such time relative to the threshold level, may adversely affect the value of the notes.

PRS-11

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Risk Factors (Continued)

•

Dividend Yields On Securities Included In The Index. The value of the notes may be affected by the dividend yields on securities included in the Index. In general, higher dividend yields will reduce the time premium of the notes and, conversely, lower dividend yields will increase the time premium of the notes.

•

Events Involving The Companies Included In The Index. General economic conditions and earnings results of the companies whose stocks are included in the Index and real or anticipated changes in those conditions or results may affect the value of the notes. Additionally, as a result of a merger or acquisition, one or more of the stocks in the Index may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Index.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the level of the Index, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Index. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes. One exception is that one or more significant decreases in the level of the Index, whenever those decreases occur, may significantly decrease the value of the notes.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Your Return On The Notes Could Be Less Than If You Owned Securities Included In The Index.

Your return on the notes will not reflect the return you would realize if you actually owned the securities included in the Index and received the dividends and other payments paid on those securities. This is because the redemption amount payable at stated maturity, if greater than the original offering price, will be equal to the original offering price plus the contingent fixed return.

PRS-12

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Risk Factors (Continued)

Historical Values Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Notes.

The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the ending level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves.

Changes That Affect The Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the notes and the redemption amount payable at maturity. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could affect the value of the notes.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the ending level and the value of the notes. We are not affiliated with any of the companies included in the Index. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We And Our Affiliates Have No Affiliation With The Index Sponsor And Are Not Responsible For Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained herein from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Index or the index sponsor contained herein. You, as an investor in the notes, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

PRS-13

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

Risk Factors (Continued)

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the ending level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) three business days after the postponed calculation day and (ii) the initial stated maturity date.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, calculating the redemption amount, determining whether adjustments should be made to the ending level and determining whether a market disruption event has occurred. As a result, even though the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

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Risk Factors (Continued)

To the extent that we or one or more of our affiliates has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of the stated maturity of the notes or at or about the time of a change in the securities included in the Index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the securities included in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your note may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

The United States federal income tax consequences of your investment in the notes are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. See “United States Federal Income Tax Considerations” below. You should consult your tax advisor about your own tax situation.

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Because there is no authority that specifically addresses the United States federal income tax treatment of the notes, it is possible that your notes could be treated for United States federal income tax purposes in a manner that differs significantly from the treatment described in this pricing supplement. We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below on page PRS-29 for a more detailed discussion of tax considerations applicable to your notes, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether

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Risk Factors (Continued)

foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

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Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on the contingent fixed return of 5.5% or $55 per $1,000 note, the downside payment amount of 5.5% or $55 per $1,000 note and a threshold level equal to 80% of the starting level. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending level and the term of your investment.

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Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming hypothetical ending levels as indicated in the examples.

Example 1. Redemption amount reflects a return equal to the contingent fixed return:

Starting level: 795.64

Hypothetical ending level: 860.00

Threshold level: 636.51, which is 80% of the starting level.

Since the hypothetical ending level is greater than the threshold level, the redemption amount would equal $1,000 plus the contingent fixed return.

On the stated maturity date you would receive $1,055 per $1,000 note.

Example 2. Redemption amount reflects a return equal to the contingent fixed return:

Starting level: 795.64

Hypothetical ending level: 820.00

Threshold level: 636.51, which is 80% of the starting level.

Since the hypothetical ending level is greater than the threshold level, the redemption amount would equal $1,000 plus the contingent fixed return.

On the stated maturity date you would receive $1,055 per $1,000 note.

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Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is greater than the original offering price but reflects a return less than the contingent fixed return:

Starting level: 795.64

Hypothetical ending level: 600.00

Threshold level: 636.51, which is 80% of the starting level.

Since the hypothetical ending level is less than the threshold level, but not by more than 5.5%, you would not lose any of the original offering price of your notes and would receive a redemption amount equal to:

$1,000 –	$1,000	x	636.51 – 600.00	+ $	55 = $1,009.11
795.64

On the stated maturity date you would receive $1,009.11 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

Starting level: 795.64

Hypothetical ending level: 550.00

Threshold level: 636.51, which is 80% of the starting level.

Since the hypothetical ending level is less than the threshold level by more than 5.5%, you would lose a portion of the original offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	636.51 – 550.00	+ $	55 = $946.27
795.64

On the stated maturity date you would receive $946.27 per $1,000 note.

To the extent that the ending level differs from the levels assumed above, the results indicated above would be different.

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Hypothetical Returns

The following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the starting level to the hypothetical ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending level		Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
1034.33		30.00%	$1,055.00	5.50%	4.98%
994.55		25.00%	$1,055.00	5.50%	4.98%
954.77		20.00%	$1,055.00	5.50%	4.98%
914.99		15.00%	$1,055.00	5.50%	4.98%
875.20		10.00%	$1,055.00	5.50%	4.98%
835.42		5.00%	$1,055.00	5.50%	4.98%
795.64	(2)	0.00%	$1,055.00	5.50%	4.98%
755.86		-5.00%	$1,055.00	5.50%	4.98%
716.08		-10.00%	$1,055.00	5.50%	4.98%
676.29		-15.00%	$1,055.00	5.50%	4.98%
636.51		-20.00%	$1,055.00	5.50%	4.98%
596.73		-25.00%	$1,005.00	0.50%	0.46%
556.95		-30.00%	$955.01	-4.50%	-4.19%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending level.

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The Russell 2000 Index

We obtained all information contained in this pricing supplement regarding the Russell 2000 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company, doing business as Russell Investment Group, the index sponsor (“Russell”). Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000 Index.

The Russell 2000 Index is an index calculated, published, and disseminated by Russell, and measures the composite price performance of stocks of 2,000 companies included in both the Russell 3000® Index and the Russell 3000E® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market. The Russell 3000E® Index is composed of the Russell 3000® Index and microcap securities.

The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000® Index and is designed to track the performance of the small capitalization segment of the United States equity market.

The Russell 2000 Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Selection of Stocks Underlying the Russell 2000 Index

All companies which Russell determines to be part of the United States equity market are included in the Russell U.S. Indexes. The Russell U.S. Indexes include, among others, the Russell 2000 Index, the Russell 3000® Index and the Russell 3000E® Index. In order to assign companies to a particular equity market, Russell uses the following criteria:

•	If a company (a) incorporates, (b) has a stated headquarters location and (c) also trades in the same country, the company is assigned to its country of incorporation.

•	If any of the three criteria listed above do not match, Russell then utilizes three Home Country Indicators (the “HCIs”) to determine the proper equity market.

•	The three HCIs are: country of incorporation, country of headquarters, and country of most liquid exchange (or primary exchange).

•

The country of most liquid exchange is determined by 2-year average daily dollar trading volume (“ADDTV”). ADDTV is the accumulated dollar trading volume divided by the actual number of trading days in the past year.

•

Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, the company will be assigned to its primary asset location. If, however, there is not enough information to conclude the primary location of a company’s assets, Russell will use the primary location of the company’s revenues for the same cross-comparison, and the company will be assigned to its primary revenue location. Russell will use an average of two years of assets or revenue data for analysis to reduce potential turnover.

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The Russell 2000 Index (Continued)

•

If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country where its headquarters is located unless the country is a Benefits Driven Incorporation (“BDI”) country (as described below). Russell defines headquarters as the address of principal executive offices. For those companies reporting in the United States, Russell uses Securities and Exchange Commission (“SEC”) filings to determine the location of a company’s headquarters. In cases where multiple headquarters are listed on SEC filings and an HCI needs to be determined, Russell assigns the HCI for headquarters to the location with the highest average daily trading volume. If the HCI for headquarters cannot be determined (i.e., no trading in any headquarters location) the company’s primary exchange will be used as the HCI.

•

In the case of BDI countries, Russell will assign the company to the country of its most liquid stock exchange. Russell considers the following countries or regions BDI countries: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama and Turks and Caicos Islands. Companies incorporated in these countries or regions are considered BDI companies by Russell because they typically incorporate in those countries or regions for operations, tax, political or other financial market benefits.

•	Under the criteria used by Russell, a company is not eligible for inclusion in the United States equity market if it does not trade on a major U.S. exchange.

American depositary receipts (“ADRs”), as well as bulletin board, pink sheets or over-the-counter (“OTC”) traded securities are excluded from the Russell 2000 Index. Likewise, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and trust receipts are not eligible for inclusion. Royalty trusts, limited liability companies, limited partnerships, and closed-end investment companies are ineligible for inclusion (business development companies, however, are eligible for inclusion). Blank check companies and special purpose acquisitions companies (“SPACs”) are also ineligible for inclusion in the Russell 2000 Index, effective first quarter of 2008. Pursuant to a special exception, Berkshire Hathaway is also excluded from the Russell 2000 Index due to its similarity to a mutual fund and its lack of liquidity.

In general, only one class of securities of a company (typically common stock) is allowed in the Russell 2000 Index. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May of each year to be eligible for inclusion in the Russell 3000® Index and the Russell 2000 Index. If the closing price of a stock included in the Russell 3000® Index and Russell 2000 Index is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices from such stock’s primary exchange on the last trading day in May is equal or greater than $1.00. If a stock does not have a closing price at or above $1.00 on its primary exchange on the last trading day in May, but does have a closing price at or above $1.00 on another major United States exchange, the stock will be eligible for inclusion but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Companies with a total market capitalization less than $30 million are not eligible for

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The Russell 2000 Index (Continued)

inclusion in the Russell 3000® Index and the Russell 2000 Index. Based on closing values on the last trading day in May of each year, Russell reconstitutes the composition of the Russell 3000® Index using the then existing market capitalizations of eligible companies. If a security does not trade on its primary exchange, the lowest price from another major United States exchange is used. In the case where multiple share classes exist, a primary trading vehicle is determined, and the price of that primary trading vehicle (usually the most liquid) is used by Russell in its calculations. “Primary trading vehicles” are determined by an equal-weighted matrix of relative trading volume, price and float-adjusted shares outstanding, as of the last trading day in May. Primary trading vehicles will not be assessed or changed outside of a reconstitution unless the existing primary trading vehicle ceases to exist. In the event of extenuating circumstances signaling a necessary change in the primary trading vehicle, notification will be made by Russell. As of the last Friday in June of each year (unless the last Friday is June 28, 29 or 30, in which case the reconstitution will occur on the prior Friday), the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000® Index for that year. Real-time dissemination of the Russell 2000 Index began on January 1, 1987.

Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks.

The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10.00% or more) is based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares—shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares—when shares of a company in the Russell 2000 Index are held by another company also in the Russell 2000 Index (or the Russell 3000E® Index or any Russell Global Index), this is considered corporate cross-ownership; any percentage held in this class will be adjusted;

•

Large private and corporate holdings—when an individual, a group of individuals acting together, or a corporation not in the Russell 2000 Index (or the Russell 3000E® Index or any Russell Global Index) owns more than 10.00% of the shares outstanding, such shares will be adjusted; however, institutional holdings

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The Russell 2000 Index (Continued)

(investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class unless such institutions have a direct relationship to the company issuing the shares, such as board representation;

•	Unlisted share classes—classes of common stock that are not traded on a United States securities exchange;

•	IPO lock-ups—shares locked up during an initial public offering are not available to the public and will be excluded from the market value at the time the IPO enters the Russell 2000 Index; and

•

Government holdings—shares listed as “government of” are considered unavailable and will be removed entirely from available shares; shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; however, shares held by a government pension plan are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000 Index

Changes to the Russell 2000 Index are made when an action is final. To determine whether an action has been completed, Russell uses a variety of public sources, including company press releases, SEC filings, exchange notifications and Bloomberg or other sources Russell deems reliable. Prior to the completion of an action, Russell estimates the effective date of the corporate action on the basis of the same above sources. Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day, or (2) apply the action after the close of the following day. If an action is determined to be final prior to 2:00 p.m. Eastern time, the action will be applied after the close of the current market day. If an action is determined to be final after 2:00 p.m. Eastern time, the action will be delayed and applied the following day.

The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

•

“No Replacement” Rule—Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over a year will fluctuate according to corporate activity.

•

Rules of Deletions—When a stock is delisted or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the Russell 2000 Index (1) after the close of the current day at the last traded primary exchange price, if the relevant action is final prior to 2:00 p.m. Eastern, or (2) after the close of the following day, if the relevant action is final after 2:00 p.m. Eastern, using (i) the closing OTC price in the event of a delisting or movement to the pink sheets or bulletin boards, or (ii) a synthetic price based on the last traded primary exchange price of the acquiring company in the event of a merger or acquisition. Companies that file for a Chapter 7 liquidation bankruptcy will be removed from the Russell 2000 Index at the time of the bankruptcy filing; whereas, companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000 Index, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. Members of the Russell 2000 Index that are re-incorporated in another country and no longer traded in the United States are deleted immediately.

•	Mergers and Acquisitions—Mergers and acquisitions result in changes to the membership and weighting of members within the Russell 2000 Index.

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The Russell 2000 Index (Continued)

•

Mergers or acquisitions between members of the Russell 3000E® Index: In the event a merger or acquisition occurs between members of the Russell 3000E® Index, which includes the Russell 2000 Index, or the Russell Global Index, the acquired stock is deleted and its market capitalization moves to the acquiring stock according to the terms of the merger. Shares are updated for the acquiring stock at the time the transaction is final.

•

Mergers or acquisitions between a member and a non-member: A non-member is defined as a company that is not a member of the Russell 3000E® Index or the Russell Global Index. Mergers and acquisitions between a member and non-member can take two forms: (i) If the acquiring company is a member of the Russell 3000E® Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end; (2) If the acquiring company is not a member of the Russell 3000E® Index, but the acquired company is a member of the Russell 3000E® Index, the action can fall into the category of a reverse merger or a standard acquisition.

•

Reverse Merger—If the acquiring company is a private, non-publicly traded company or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell Index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger. The acquired company will be removed from the current index simultaneously.

•	Standard Acquisition—In the event of a standard acquisition, the acquired company is deleted after the action is final.

•	Rules of Additions—The only additions between reconstitution dates result from spin-offs, reincorporation, and initial public offerings (“IPO”).

•

Additions for Spin-Offs—Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E® Index at the latest reconstitution.

•	Additions for Re-incorporations—A member of the Russell Global Index that is reincorporating to the United States will be reviewed for eligibility at the next reconstitution.

•

Quarterly IPO Additions—Beginning September 2004, eligible companies that have recently completed an IPO are added to the Russell 2000 Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000E® Index. Eligible companies will be added to the Russell style indexes using their industry’s average style probability established at the latest reconstitution. In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade; (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E® Index as of the latest June reconstitution; and (3) meet criteria (1) and (2) during an initial offering period.

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The Russell 2000 Index (Continued)

Updates to Share Capital Affecting the Russell 2000 Index

Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 20, 2002, only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell 2000 Index.

License Agreement

We and Russell have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell 2000 Index in connection with the issuance of notes.

The license agreement between us and Russell provides that the following language must be stated in this pricing supplement:

“The notes are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Russell 2000 Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000 Index is based. Russell’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Wells Fargo & Company or the notes. Russell is not responsible for and has not reviewed the notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the notes.”

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY WELLS FARGO INVESTORS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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The Russell 2000 Index (Continued)

Historical Data

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”). You can obtain the level of the Russell 2000 Index at any time from Bloomberg under the symbol “RTY” or from the Russell website at www.russell.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the Russell website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Russell 2000 Index for the period from January 1, 2001 to January 25, 2012. The closing level on January 25, 2012 was 795.64.

Russell 2000 Index

Daily Closing Levels

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The Russell 2000 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Russell 2000 Index for each quarter in the period from January 1, 2001 through December 31, 2011 and for the period from January 1, 2012 to January 25, 2012.

	High	Low	Period-End
2001
First Quarter	511.66	432.80	450.53
Second Quarter	517.23	425.74	512.80
Third Quarter	498.19	378.89	404.87
Fourth Quarter	493.62	397.60	488.50
2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.37
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31
Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.70
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
January 1, 2012 to January 25, 2012	795.64	747.28	795.64

PRS-28

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

United States Federal Income Tax Considerations

The following is a general description of the material United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The discussion below applies to you only if you purchase your notes in this offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a United States holder that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes,

•	a person that purchases or sells notes as part of a wash sale for tax purposes,

•	a person subject to the alternative minimum tax, or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE

PRS-29

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

United States Federal Income Tax Considerations (Continued)

REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat a note for all tax purposes as a pre-paid derivative contract with respect to the Index and the terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to so characterize and treat the notes. If the notes are so characterized and treated (and such characterization and treatment is respected by the IRS), you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale or exchange of your notes or at maturity and the amount you paid for your notes. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses, however, is subject to limitations.

However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could be alternatively treated for tax purposes in the manner described under “Alternative Treatments” below.

Alternative Treatments. It is possible that the notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. In general, your adjusted tax basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain recognized upon the sale, exchange or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes and, thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that: (i) you should be treated as owning the components of the Index, in which case you could be required to recognize gain upon a rebalancing of the components of the Index; (ii) any gain or loss that you recognize upon the sale, exchange or maturity of the notes should be treated as ordinary gain or loss; (iii) the contingent fixed return should be taxed as ordinary income (even if you recognize a loss on your notes) and you should accrue the contingent fixed return over the term of your notes; (iv) your notes should be treated as a notional principal contract for tax purposes; or (v) you should be required to accrue interest income (in excess of the contingent fixed return) over the term of your notes. You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your notes for United States federal income tax purposes.

PRS-30

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

United States Federal Income Tax Considerations (Continued)

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the notes should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could, in any case, increase the likelihood that you will be required to accrue income over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the notes. Except to the extent otherwise required by law, Wells Fargo intends to treat your notes for United States federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

PRS-31

Access Securities Notes Linked to the Russell 2000® Index due March 4, 2013

United States Federal Income Tax Considerations (Continued)

Non-United States Holders. If you are not a United States holder and the notes are characterized and treated for all tax purposes as pre-paid derivative contracts relating to the performance of the Index, as discussed above, you generally will not be subject to United States federal income tax on capital gain realized on the sale, exchange or maturity of the notes, unless:

•	you are an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or,

•	the gain is effectively connected with your conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment in the United States).

If the first exception applies to you, you generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange or maturity of the notes) exceed capital losses allocable to United States sources. If the second exception applies to you, you will not be subject to the 30% tax discussed in the previous sentence (assuming you provide certification on IRS Form W-8ECI), but you generally will be subject to United States federal income tax with respect of such gain in the same manner as United States holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

As discussed above, alternative characterizations of the notes for United States federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate. If the notes are recharacterized as debt, this withholding may be avoided if you qualify for the portfolio interest exemption and provide appropriate documentation. Prospective non-United States holders should consult their tax advisors in this regard.

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the IRS all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the IRS any payment of proceeds of the sale or exchange of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

PRS-32